                              [NEOFORMA.com LOGO]

                               NEOFORMA.COM, INC.
                                3061 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134

                                 July 16, 2001

Dear Stockholder,

     I am pleased to invite you to the 2001 Annual Meeting of Stockholders of Neoforma.com, Inc. The meeting will be held on August 13, 2001, starting at 10:00 a.m., Pacific Daylight Time, at our corporate offices at 3061 Zanker Road, San Jose, California 95134.

     Important information concerning the matters to be acted upon at the annual meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. After careful consideration, our board of directors has unanimously approved the 5 proposals described in the Proxy Statement and recommends that you vote FOR each proposal.

     The board of directors has fixed the close of business on July 6, 2001 as the record date for determining those stockholders who are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

     Your vote is important. Registered stockholders can vote their shares by mailing back a traditional proxy card. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person. Mailing your completed proxy card will not prevent you from voting in person at the annual meeting if you wish to do so.

     The members of our management team look forward to meeting personally those stockholders who attend the annual meeting.

     A copy of our Annual Report to Stockholders for fiscal 2000 is included in this mailing to all stockholders entitled to notice of and to vote at the annual meeting.

                                          Sincerely yours,

                                          /s/ Robert J. Zollars

                                          Robert J. Zollars
                                          Chairman and Chief Executive Officer

                               NEOFORMA.COM, INC.
                                3061 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 13, 2001
                            ------------------------

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Neoforma.com, Inc. will be held at our corporate offices at 3061 Zanker Road, San Jose, California 95134, on Monday, August 13, 2001, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

          1. ELECTION OF DIRECTORS. The election of three Class II directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class II directors:

                              Andrew J. Filipowski
                             Jeffrey H. Hillebrand
                                Robert J. Baker

          2. NAME CHANGE. To consider and vote upon a proposed amendment to our Fourth Amended and Restated Certificate of Incorporation to reflect a change of our name from "Neoforma.com, Inc." to "Neoforma, Inc."

          3. DIRECTOR STOCK OPTION GRANTS. (i) To change the definition of "Outside Directors" under our 1999 Equity Incentive Plan to include all directors who are not our employees, (ii) to increase the annual stock option grants to such Outside Directors under our 1999 Equity Incentive Plan by 75,000 options and (iii) to provide for the automatic annual stock option grant of 100,000 shares of our common stock to such Outside Directors who also are members of at least one committee of the board of directors. The grants to our directors will be adjusted to reflect the terms of the proposed reverse split described below, if our stockholders approve the reverse split and our board of directors decides to implement the reverse split.

          4. BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT. To consider and vote upon each of the following proposed amendments to our Fourth Amended and Restated Certificate of Incorporation and to permit the board, at its discretion, to, at any time prior to our next annual meeting:

             (i) effect a reverse split of our outstanding common stock at an exchange ratio of 1-for-6;

             (ii) effect a reverse split of our outstanding common stock at an exchange ratio of 1-for-8; and

             (iii) effect a reverse split of our outstanding common stock at an exchange ratio of 1-for-10.

     Our board of directors would retain discretion to elect to implement any one of the approved reverse stock splits or to elect not to implement a reverse stock split.

          5. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify our selection of Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2001.

          6. OTHER MATTERS. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Our board of directors has fixed the close of business on July 6, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED, TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors

                                          /s/ STEVEN E. KANE

                                          Steven E. Kane
                                          Chief Administrative Officer and
                                          Corporate Secretary

San Jose, California
July 16, 2001

                               NEOFORMA.COM, INC.
                                3061 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL INFORMATION

     This Proxy Statement is furnished to the stockholders of Neoforma in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at our annual meeting of stockholders to be held on Monday, August 13, 2001 at 10:00 a.m., Pacific Daylight Time, at our corporate offices located at 3061 Zanker Road, San Jose, California 95134, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting. This proxy statement was first mailed to our stockholders on July 16, 2000.

     We have fixed the close of business on July 6, 2001 as the record date for determining the holders of shares of common stock entitled to notice of and to vote at the annual meeting. As of July 6, 2001, there were 182,755,616 shares of common stock outstanding and entitled to vote at the annual meeting, held by 12,500 stockholders of record. The presence at the annual meeting of a majority, or 91,377,809, of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Each holder of shares of common stock issued and outstanding on the record date is entitled to one vote for each such share held on each matter of business to be considered at the annual meeting.

     If any stockholder is unable to attend the annual meeting, such stockholder may vote by proxy. If a proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker "non-votes" as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner.

     Election for a director requires a plurality of the votes cast at the annual meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Consequently, only the number of votes "for" and "against" affect the outcome, and abstentions and broker "non-votes" will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     If no specification is made on the proxy as to the proposal, the shares represented by the proxy will be voted FOR the election of the nominees for Class II directors named herein, FOR amending our certificate of incorporation to change our name, FOR amending our 1999 Equity Incentive Plan to increase the number of stock options granted to Outside Directors, grant stock options to Outside Directors who are also committee members and revise the definition of "Outside Directors," FOR amending our certificate of incorporation and to grant the board discretion to effect a reverse stock split, FOR the ratification of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2001 and with respect to any other matters that may come before the annual meeting, at the discretion of the proxy holders.

     The approval and adoption of each of the proposals described above will require the affirmative vote of our stockholders as follows:

                     PROPOSAL                             AFFIRMATIVE VOTE REQUIRED
                     --------                             -------------------------

    - Election of Class II directors              - Each Class II director will be elected
                                                    by the votes of a plurality of the
                                                    shares of our common stock present in
                                                    person or represented by proxy at our
                                                    annual meeting and entitled to vote at
                                                    our annual meeting.


    - Name change                                 - Majority of the shares of our common
                                                    stock entitled to vote at our annual
                                                    meeting.


    - Amendment to the 1999 Equity Incentive      - Majority of the shares of our common
      Plan                                          stock held by stockholders that are not
                                                    our affiliates that are present in
                                                    person or represented by proxy at our
                                                    annual meeting and entitled to vote at
                                                    our annual meeting.


    - Amendments to our certificate of            - Majority of the shares of our common
      incorporation and the grant to our board      stock entitled to vote at our annual
      of directors discretion to effect a           meeting.
      reverse stock split at one of the
      proposed ratios


    - Ratification of Arthur Andersen LLP as      - Majority of the shares of our common
      our independent public accountants            stock present in person or represented
                                                    by proxy at our annual meeting and
                                                    entitled to vote at our annual meeting.

EXPENSES OF SOLICITING PROXIES

     The solicitation of proxies will be conducted primarily by mail and we will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of our common stock. We have retained American Stock Transfer & Trust Company to aid in the distribution of the proxy materials, who will not charge us for such distribution except for reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, we may solicit proxies by personal interview, telephone, email or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

REVOCABILITY OF PROXY

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (1) delivering to Neoforma (to the attention of Neoforma's Secretary) a written notice of revocation or a duly executed proxy bearing a later date or (2) attending the annual meeting and voting in person. The mere presence at the annual meeting of the stockholder who has appointed a proxy will not revoke the prior appointment. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

STOCKHOLDER PROPOSALS

     Our bylaws establish an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an annual meeting of stockholders. The only business that will be conducted at an annual meeting of stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to Neoforma's Secretary at least 60 days but no more than 90 days prior to the first anniversary of our annual meeting. In the event that the date of the our next annual meeting is more than 30 days before or more than

60 days after that anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth day prior to the annual meeting and not later than the close of business on the later of the sixtieth day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of that meeting is first made by us. The stockholder's notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. In the event that the number of directors to be elected to our board of directors is increased and there is no public announcement by our naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

     A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our Secretary at our principal executive offices.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Our bylaws currently provide for a board of directors consisting of nine members. Our certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each serving staggered three-year terms: Class I, Class II and Class III. One class of directors is elected by our stockholders at each annual meeting, with each director to serve a three-year term or until that director's earlier resignation, death or removal or until that director's successor is duly elected and qualified. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of Neoforma.

     At the annual meeting, the stockholders will elect three Class II directors, who will each serve a three-year term until the annual meeting of stockholders to be held in 2004 or until a successor is elected or appointed and qualified or until such director's earlier resignation, death or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted "FOR" the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, three directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

INFORMATION CONCERNING NOMINEES AND INCUMBENT DIRECTORS

Directors/Nominees

     The names of the nominees for election as Class II directors at our annual meeting and of the incumbent Class I and Class III directors, and information about them, are included below.

Nominees for Election as Class II Directors for a Term Expiring in 2004:

                NAME                   AGE                 PRINCIPAL OCCUPATION
                ----                   ---                 --------------------
Andrew J. Filipowski.................  50     President, Chief Executive Officer and
                                              Chairman of divine, inc.
Jeffrey H. Hillebrand................  47     Chief Operating Officer of Evanston
                                              Northwestern Healthcare
Robert J. Baker......................  57     President and Chief Executive Officer of
                                              University HealthSystem Consortium

     Andrew J. Filipowski has served as one of our directors since October 1999. He is President, Chief Executive Officer and Chairman of the board of divine, inc., an enterprise web solutions company that he co-founded in May 1999. He is also Chairman of the board of PLATINUM Venture Partners, Inc., a venture investment firm that he founded in February 1992. Mr. Filipowski founded PLATINUM technology, Inc. in April 1987 and served as its President, Chief Executive Officer and Chairman of the board until it was acquired by Computer Associates in June 1999. PLATINUM technology, Inc. was a software company that produced, acquired and distributed system software tools. Mr. Filipowski serves on the board of directors of Blue Rhino Corporation and Bluestone Software, Inc.

     Jeffrey H. Hillebrand has served as one of our directors since December 2000. Since 1998, he has served as Chief Operating Officer of Evanston Northwestern Healthcare, where he has worked since 1979. Mr. Hillebrand is a Fellow of the American College of Healthcare Executives and has served as one of its regents. He is a member of the Young Presidents Organization and a non-resident lecturer for the School of Public Health at the University of Michigan. He has also served as a trustee of the village of Kennilworth, Illinois. He is President of the Northeast Illinois Council of Boy Scouts of America, and has served as Vice Chairman of the American Heart Association of Metropolitan Chicago.

     Robert J. Baker has served as one of our directors since January 2001. Since 1986, he has served as the first President and Chief Executive Officer of University HealthSystem Consortium, or UHC. Prior to that, he held several administrative positions at University of Minnesota Hospital and was Chief Executive Officer of Nebraska Hospital. Mr. Baker was awarded the John R. Hogness Award Lectureship from the Association of Academic Health Centers.

Incumbent Class I Directors with Terms Expiring in 2003:

                NAME                   AGE           PRINCIPAL OCCUPATION
                ----                   ---           --------------------
Curt Nonomaque.......................  43     Executive Vice President and
                                              Chief Financial Officer of VHA Inc.
Mark McKenna.........................  52     President of Novation, LLC
Michael J. Murray....................  57     Retired

     Curt Nonomaque has served as one of our directors since July 2000. He has served as Chief Financial Officer of VHA since 1992 and as Executive Vice President of VHA since 1996. Since 1989, he has served as Treasurer for both VHA and VHA Enterprises. Prior to joining VHA in 1986, Mr. Nonomaque was a banking officer for First City Bank in Dallas. From 1983 to 1985, he was a management consultant with Arthur Andersen & Co. Mr. Nonomaque also serves as a director on the boards of Novation and Healthcare Purchasing Partners International LLC, or HPPI. He is Co-Chairman of the board of HealthVISION, Inc., Chairman of the board of AIDS arms, Inc., and is a past President of the board of the Society for the Prevention of Cruelty to Animals of Texas and a past board member of Faith Properties, LLC.

     Mark McKenna has served as one of our directors since July 2000. He has served as the President of Novation since February 1999. From January 1998 to February 1999, Mr. McKenna was the Senior Vice President of Operations for Novation. From 1987 to January 1998, he held several positions with VHA, including interim Vice President for Supply Chain Management from May 1997 to January 1998 and Vice President of Marketing from January 1996 to May 1997. Prior to joining VHA, Mr. McKenna was Director of Marketing for IMED Corp., a manufacturer of drug delivery systems. His previous experience includes sales and marketing assignments with Johnson & Johnson and American Hospital Supply Corp. Mr. McKenna serves as a director on the boards of Novation and HPPI and is a member of the American Society for Hospital Materials Management, the Medical Marketing Association and the American Management Association.

     Michael J. Murray has served as one of our directors since December 2000. Until August 2000 when he retired, Mr. Murray served as President of Global Corporate and Investment Banking at Bank of America Corporation and was a member of its policy committee. From March 1997 until September 1998, Mr. Murray headed BankAmerica Corporation's Global Wholesale Bank. From September 1995 to March 1997, he served as BankAmerica Vice Chairman and head of the U.S. and International Groups. Mr. Murray was responsible for BankAmerica's U.S. Corporate Group from September 1994, after BankAmerica's merger with Continental Bank Corporation, until September 1995. Prior to the merger, he was Vice Chairman and Head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray serves as a director on the boards of CNF, Inc., a global supply chain services firm, and eLoyalty Corporation, an information technology services firm. He is also Chairman of the Bay Area United Way, serves on the board of the California Academy of Sciences and is a member of the Advisory Council for the School of Business at the University of Notre Dame.

Incumbent Class III Directors with Terms Expiring in 2002:

                NAME                   AGE                 PRINCIPAL OCCUPATION
                ----                   ---                 --------------------
Richard D. Helppie...................  45     Chief Executive Officer and Chairman of
                                              Superior Consultant Holdings Corporation
Robert J. Zollars....................  44     Chief Executive Officer and Chairman of
                                              Neoforma
C. Thomas Smith......................  63     President and Chief Executive Officer of VHA

     Richard D. Helppie has served as one of our directors since October 1999. Since August 1996, he has served as Chairman of the board of directors and Chief Executive Officer of Superior Consultant Holdings Corporation, a consulting firm comprised of two subsidiaries founded by Mr. Helppie, Superior Consultant Company, Inc. and UNITIVE Corporation. He has served as Chairman of the board of directors and Chief Executive Officer of Superior Consultant Company, a healthcare management and information systems consulting firm, since 1984 and as Chief Executive Office of UNITIVE Corporation, an information technology consulting firm, since 1993. He has also served as President of Clearwater Aviation Company, Inc. since 1993. In addition, Mr. Helppie is a director of drkoop.com, Inc.

     Robert J. Zollars has served as our Chairman and Chief Executive Officer since July 1999, and as our President from July 1999 to January 2001. From January 1997 to July 1999, he served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company, where he was responsible for five of its wholly-owned subsidiaries: Pyxis Corporation, Owen Healthcare, Inc., Medicine Shoppe International, Cardinal Information Corporation and International. From January 1992 to December 1996, he served as President of Hospital Supply, Scientific Products and U.S. Distribution of Baxter Healthcare Corporation, which in October 1996 was spun off as Allegiance Corporation, a healthcare products and service company.

     C. Thomas Smith has served as one of our directors since January 2001. He has served as President and Chief Executive Officer of VHA since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From 1967 to 1971, Mr. Smith was Associate Director of Hospitals and Director of

Medical Center Planning for the University of Minnesota Health Sciences Center. Prior to that, he held administrative positions at Baptist Memorial Hospital from 1961 to 1967, following an administrative residency. In 1991, Mr. Smith was the Chairman of the American Hospital Board of Trustees. Since 1987, he has been a member of the VHA board of directors. He also serves on the boards of Novation and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group and Genentech, Inc.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

BOARD MEETINGS

     The board met twelve times, including telephonic meetings, and acted by written consent nine times during fiscal year 2000.

BOARD COMMITTEES

     Our board of directors has an audit committee, a compensation committee and a public policy committee.

     Audit Committee. The audit committee consists of Andrew J. Filipowski, Michael J. Murray and Curt Nonomaque. The audit committee assists the board in fulfilling its responsibility for our accounting and financial reporting practices and provides a channel of communication between the board and our independent public accountants. The audit committee also reviews with our independent public accountants the scope of the accountants' annual and interim examinations and examines the effectiveness of our accounting and internal control functions through discussions with our independent public accountants and our appropriate officers. The audit committee met four times during fiscal 2000.

     Compensation Committee. The compensation committee consists of Andrew J. Filipowski, Richard D. Helppie and Jeffrey H. Hillebrand. The compensation committee determines compensation for officers and makes recommendations to the board concerning compensation for the Chairman and Chief Executive Officer. It also exercises the authority of the board relating to Neoforma's employee benefit plans. The compensation committee met twice during fiscal 2000 and acted by written consent six times.

     Public Policy Committee. We established the public policy committee in January 2001. The public policy committee consists of Robert J. Baker, Mark McKenna, C. Thomas Smith and Robert J. Zollars. The public policy committee reviews our policies and practices to ensure that they are consistent with our social responsibility to our employees, customers, stockholders and society.

DIRECTORS COMPENSATION

     Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees do not receive a fee for attendance in person at meetings of the board of directors or committees of the board of directors, but they are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings.

     Our 1999 Equity Incentive Plan provides that each eligible director who is not our employee is automatically granted an option to purchase 100,000 shares of our common stock upon becoming a member of our board of directors, unless that director has previously received an option grant. In December 2000, we granted an option to purchase 100,000 shares of our common stock to each of Messrs. Hillebrand and Murray, and in January 2001, we granted an option to purchase 100,000 shares of our common stock to each of Messrs. Smith and Baker, upon their becoming members of our board. Immediately following each annual meeting of stockholders, each eligible director will automatically be granted an option to purchase 25,000 shares of our common stock under our 1999 Equity Incentive Plan, provided that the director is a member of our board on that date and has served continuously as a member of our board for a period of at least one year since the date of the director's initial grant. In the event that Proposal No. 3 is approved by our stockholders, each eligible director will automatically be granted an option to purchase 100,000 shares of our common stock immediately following each annual meeting of stockholders. In addition, each director who is a member of at least one committee of the board will receive an additional option annually to purchase 100,000 shares of our common stock. These option grants will be adjusted to reflect the terms of the proposed reverse split if the reverse split is approved by our stockholders and implemented by our board of directors. All options will have an exercise price equal to the fair market value of our common stock on the date of grant. The options will have 10-year terms and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months after any termination due to death or disability. Options granted under the plan will generally vest over four years. Any unvested shares subject to these options will become immediately vested and exercisable upon a transaction which results in a change in control of Neoforma.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee consists of Messrs. Filipowski, Helppie and Hillebrand. No member of this committee is one of our or our subsidiaries' present or former officers or employees. No member of this committee served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the board or compensation committee.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

INFORMATION CONCERNING EXECUTIVE OFFICERS

     Our executive officers as of the date of this Proxy Statement, other than Mr. Zollars, are identified below, together with information regarding the business experience of such officers. Information regarding the business experience of Mr. Zollars is set forth above under the heading "Information Concerning Nominees." Each executive officer is elected annually by our board of directors and serves at the pleasure of the board.

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Robert J. Zollars....................  44     Chairman and Chief Executive Officer
Daniel A. Eckert.....................  36     President and Chief Operating Officer
Andrew L. Guggenhime.................  32     Chief Financial Officer
Steven E. Kane.......................  51     Chief Administrative Officer and Corporate
                                              Secretary
Charles D. Brennan...................  46     Executive Vice President of Sales and Services
Steven J. Wigginton..................  35     Executive Vice President of Marketing,
                                              Operations and Development

     Daniel A. Eckert has served as our President and Chief Operating Officer since December 2000. Mr. Eckert had previously served in several executive capacities since joining us in August 1999, including Executive Vice President of Sales, President of Neoforma Shop and Executive Vice President of Marketplaces. From April 1998 to August 1999, Mr. Eckert was President and Chief Operating Officer of Fisher Healthcare, a distributor of medical products and a division of Fisher Scientific International. From September 1992 to April 1998, Mr. Eckert held several positions at McKesson Corporation, a supplier of medical products, including Senior Vice President of Corporate Sales for the Health Systems Group, Senior Vice President of Sales and Marketing for McKesson/General Medical Corporation and Vice President of Acute Care.

     Andrew L. Guggenhime has served as our Chief Financial Officer since October 2000. From January 2000 until October 2000, he was our Vice President of Corporate Development. From August 1996 until January 2000, Mr. Guggenhime was in the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as Vice President. From July 1990 to August 1994, he served in a number of capacities at Wells Fargo & Company, most recently as Assistant Vice President in Wells Fargo's Debt Capital Markets group.

     Steven E. Kane has served as our Chief Administrative Officer and Secretary since January 2001. He had served as our Senior Vice President of Human Resources and Legal from July 2000 to January 2001. He joined us in May 2000. From January 1999 to May 2000, Mr. Kane was the principal of StevenKane.com.

From 1985 to December 1998, Mr. Kane served in several senior human resources and legal positions at Baxter Healthcare Corporation, including Group Vice President of Human Resources, Associate General Counsel and Vice President of Corporate Affairs. He also served on Baxter's North American Board.

     Charles D. Brennan has served as our Executive Vice President of Sales and Services since January 2001, Senior Vice President of Services Delivery from May 2000 to January 2001 and Vice President of Professional Services from January 2000 until May 2000. Previously, he was Vice President in the healthcare group of Computer Sciences Corporation, a consulting and information technology services firm, and National Director of its supply chain practice from June 1997 to December 1999. From September 1990 to June 1997, Mr. Brennan was a consultant and managing partner with APM, a healthcare consulting firm acquired by Computer Sciences Corporation in 1997.

     Steven J. Wigginton has served as our Executive Vice President of Marketing, Operations and Development since January 2001. Prior to that, he was our Senior Vice President of Product Development from May 2000 to January 2001. Mr. Wigginton joined us in January 2000 with the acquisition of Pharos Technologies, Inc., of which he was co-founder. He also held executive positions at Thomas Publishing Company from December 1997 to July 1999, and at Autodesk's Data Publishing Group from December 1996 until November 1997. From August 1993 to November 1996, Mr. Wigginton worked at Industry.net, an e-commerce services company.

                             EXECUTIVE COMPENSATION

     The following table shows all compensation awarded to, earned by or paid for services rendered to us in all capacities during 1998, 1999 and 2000 by our Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of 2000.

SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                 ANNUAL COMPENSATION                    AWARDS
                                     --------------------------------------------     SECURITIES
                                                                     OTHER ANNUAL     UNDERLYING
    NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS      COMPENSATION      OPTIONS
    ---------------------------      ----    --------    --------    ------------    ------------
Robert J. Zollars(1)...............  2000    $500,540    $500,000           --        2,007,000
  Chairman and                       1999     250,000     250,000      338,000(2)     5,239,475
  Chief Executive Officer            1998          --          --           --               --
Daniel A. Eckert(3)................  2000     255,438     122,917       97,996(4)       790,000
  President and                      1999     102,200          --       39,662(4)       450,000
  Chief Operating Officer            1998          --          --           --               --
Andrew L. Guggenhime(5)............  2000     198,368      66,666           --          800,000
  Chief Financial Officer            1999          --          --           --               --
Charles D. Brennan(6)..............  2000     204,455     114,167                       790,000
  Executive Vice President of        1999          --          --           --               --
  Sales and Services                 1998          --          --           --               --
Steven J. Wigginton(7).............  2000     175,750      64,167        3,424(8)       590,000
  Executive Vice President of        1999          --          --           --               --
  Marketing, Operations and          1998          --          --           --               --
  Development

---------------
(1) Mr. Zollars joined us in July 1999.

(2) Represents a reimbursement related to bonuses earned but unpaid by Mr. Zollars' prior employer.

(3) Mr. Eckert joined us in July 1999.

(4) Represents reimbursements for relocation expenses paid to Mr. Eckert.

(5) Mr. Guggenhime joined us in January 2000.

(6) Mr. Brennan joined us in January 2000.

(7) Mr. Wigginton joined us in January 2000.

(8) Represents a reimbursement for relocation expenses paid to Mr. Wigginton.

OPTION GRANTS IN FISCAL 2000

     During fiscal 2000, we granted options to purchase a total of 14,697,250 shares of our common stock to our employees. 3,828,850 of those options were granted under the 1997 Stock Plan, 10,833,400 were granted under the 1999 Equity Incentive Plan and 35,000 were granted outside of either plan. All options granted under our 1997 Stock Plan and outside of either plan were immediately exercisable and consisted of both incentive stock options and nonqualified stock options. Options granted under our 1999 Equity Incentive Plan were both incentive stock options and nonqualified stock options, and such options were exercisable only to the extent of any vested shares. For options that have been exercised prior to being vested, we have the right to repurchase the unvested shares upon termination of the optionee's employment with us. We granted the options listed below at an exercise price equal to the fair market value of our common stock, as determined by our board on the date of grant for options granted prior to our initial public offering on January 24, 2000, or for options granted subsequent to our initial public offering, as determined by the closing price of our common stock on The Nasdaq National Market on the date of grant. With regard to the options granted to Messrs. Eckert, Guggenhime, Brennan and Wigginton, 100,000, 250,000, 300,000 and 100,000 of the shares underlying the options, respectively, vest as to 25% of the underlying shares upon the first anniversary of the date of grant and as to an additional 2.083% each month thereafter. With regard to the options granted to

Mr. Zollars and to all other options granted to Messrs. Eckert, Guggenhime, Brennan and Wigginton, the options vest as to 2.083% per month over a 48-month period. The options have a term of 10 years from the date of grant or three months after termination of employment.

     In the table below, potential realizable values were computed by (a) multiplying the number of shares of common stock subject to a given option by either (1) $0.81, which was the closing price of our common stock on The Nasdaq National Market at December 31, 2000, for options with an exercise price less than or equal to $0.81 or (2) the exercise price of the option for options with an exercise price greater than $0.81, (b) compounding the aggregate stock value derived from the foregoing calculation at an annual rate of 5% and 10% over the 10-year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of compounded stock price appreciation are based on Securities and Exchange Commission requirements and do not represent our estimates or projections of future common stock prices.

                                             INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                         --------------------------                   VALUE AT ASSUMED
                              NUMBER       PERCENT OF                               ANNUAL RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                               PRICE APPRECIATION
                            UNDERLYING     GRANTED TO     EXERCISE                    FOR OPTION TERMS
                             OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
           NAME              GRANTED     FISCAL YEAR(%)   PER SHARE      DATE          5%          10%
           ----             ----------   --------------   ---------   ----------   ----------   ----------
Robert J. Zollars.........    507,000         3.52%         $3.94       8/1/2010   $1,255,470   $3,181,608
                            1,500,000        10.40           0.78     12/28/2010      813,415    1,867,547
Daniel A. Eckert..........    100,000         0.69           9.00      1/16/2010      566,005    1,434,368
                              190,000         1.32           3.94       6/1/2010      470,492    1,192,319
                              300,000         2.08           1.81     11/21/2010      341,961      866,597
                              200,000         1.39           0.81     12/29/2010      102,195      258,983
Andrew L. Guggenhime......    250,000         1.73           7.00      1/14/2010    1,100,566    2,789,049
                               40,000         0.28           3.00      8/11/2010       75,467      191,249
                              510,000         3.54           0.78     12/26/2010      276,561      634,966
Charles D. Brennan........    200,000         1.39           7.00      1/14/2010      880,452    2,231,239
                              100,000         0.69           8.13      6/13/2010      510,977    1,294,916
                              190,000         1.32           3.94       8/1/2010      470,492    1,192,319
                              300,000         2.08           1.81     11/21/2010      341,961      866,597
Steven J. Wigginton.......    100,000         0.69           8.13      6/13/2010      510,977    1,294,916
                              190,000         1.32           3.94       8/1/2010      470,492    1,192,319
                              300,000         2.08           1.81     11/21/2010      341,961      866,597

AGGREGATE OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2000, the number of shares of common stock acquired and the value realized upon exercise of stock options during fiscal 2000 and the number and value of shares of our common stock subject to "vested" and "unvested" options held as of December 31, 2000. Value at fiscal year end of unexercised in the money options is the difference between the exercise price and $0.81, which represents the closing price of our common stock on The Nasdaq National Market as of December 31, 2000. None of the named executives below exercised any of their stock options in fiscal 2000.

     In the table below, for those shares that relate to options issued under our 1997 Stock Plan which were exercised prior to being vested, the heading "vested" refers to shares as to which our right of repurchase has lapsed. The heading "unvested" refers to shares that we have the right to repurchase upon termination of the optionee's employment.

                                                                NUMBER OF SECURITIES
                                     NUMBER OF SECURITIES            UNDERLYING           VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED      UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                  OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END        AT FISCAL YEAR END
                                 ----------------------------   --------------------   ---------------------------
             NAME                EXERCISABLE    UNEXERCISABLE   VESTED     UNVESTED    EXERCISABLE   UNEXERCISABLE
             ----                ------------   -------------   -------   ----------   -----------   -------------
Robert J. Zollars..............     42,250        1,964,750     42,250    1,964,750        $ --         $46,950
Daniel A. Eckert...............    122,082          667,918     22,082      767,918          --              --
Andrew L. Guggenhime...........    253,333          546,667      3,333      796,667          --          15,963
Charles D. Brennan.............    222,082          567,918     22,082      767,918          --              --
Steven J. Wigginton............     22,082          567,918     22,082      567,918          --              --

COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

     Mr. Zollars. In July 1999, we entered into an at-will employment agreement with Robert J. Zollars for him to serve as our Chairman, President and Chief Executive Officer. Under this agreement, Mr. Zollars receives a salary equal to $500,000 for the first year of the agreement, which can be increased by us in subsequent years. Mr. Zollars received a $250,000 bonus in December 1999. Beginning in 2000 and for each following year while he is employed by us, Mr. Zollars is eligible to receive a bonus payment of at least $500,000 for that fiscal year, based upon whether we achieve revenue and profitability targets and/or other organizational milestones to be specified by our board of directors.

     Upon entering into this employment agreement, Mr. Zollars received an option to purchase 1,637,160 shares of our common stock and an option to purchase 3,602,315 shares of our common stock, each at an exercise price of $0.10 per share. Both options were immediately exercisable and Mr. Zollars exercised these options in full in July 1999. As of July 6, 2001, 1,876,206 of the shares purchased under the option for 3,602,315 shares were subject to a repurchase right that lapses at a rate of 75,048 shares per month. If we are acquired or if certain changes in control of Neoforma occur, then the balance of the unvested portion of his option will become vested at that time.

     Mr. Zollars is eligible to receive from us a moving assistance loan of $2.5 million, which will be forgiven in equal monthly installments on the last day of each month from the date of closing on his new home through June 30, 2003. We are currently in discussions with Mr. Zollars to restructure the payment terms of this loan. Mr. Zollars also has the right to be reimbursed by us up to $300,000 for any loss on the sale of his previous home. We are obligated to reimburse Mr. Zollars for an additional $338,000 plus additional moving expenses incurred in connection with his joining us.

     If Mr. Zollars' employment is terminated other than for disability or cause, or if Mr. Zollars resigns for good reason, he will be entitled to receive an amount equal to his annual salary, bonus and benefits. In addition, our right to repurchase all outstanding stock held by Mr. Zollars will lapse and the forgiveness of the home loan will be treated as if he had been employed by us for 12 additional months after the termination of employment. Good reason includes a reduction in his duties or responsibilities or a reduction in his salary, bonus or other benefits.

     In October 2000, Mr. Zollars' employment agreement was clarified such that if any severance and other benefits provided to him under his employment agreement would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Zollars' severance and other benefits will be payable, at his election, either in full or in such lesser amount as would result after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in his receipt on an after-tax basis of the greatest amount of severance and other benefits.

     Mr. Eckert. In July 1999, we entered into an offer letter with Daniel A. Eckert for him to serve as our Executive Vice President of Sales. Under this offer letter, Mr. Eckert receives a salary equal to $250,000 per year. Mr. Eckert received $39,662 related to relocation costs and is entitled to receive a bonus of $50,000 per year, based upon performance milestones to be specified by our Chief Executive Officer and assessed by our board of directors. Upon entering into employment with us, Mr. Eckert received an option to purchase 450,000 shares of our common stock at $0.50 per share. This option is immediately exercisable and Mr. Eckert has exercised the option in full. As of July 6, 2001, 243,751 of the shares underlying the option were subject to a right of repurchase. The shares underlying the option vest in equal monthly installments over four years, for so long as he is employed by us. If Mr. Eckert's employment is terminated other than for cause, he will be entitled to receive an amount equal to six months of his salary. In the event of certain changes of control of Neoforma, 50% of the then unvested portion of Mr. Eckert's option shall immediately vest.

     In December 2000, the board of directors approved the promotion of Mr. Eckert to President and Chief Operating Officer. Commensurate with this promotion, his salary was increased to $300,000 annually, and his bonus potential was increased to $165,000 per year based on performance milestones to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Eckert received an option to purchase 200,000 shares of our common stock at $0.8125 per share. The option vests in equal monthly installments over four years.

     Mr. Guggenhime. In January 2000, we entered into an offer letter with Andrew L. Guggenhime for him to serve as our Vice President of Corporate Development. Under this offer letter, we agreed to pay Mr. Guggenhime a salary of $200,000 per year and a bonus of up to $50,000 per year, based upon achievement of performance milestones, of which we guaranteed $12,500 in bonus to Mr. Guggenhime for each of the first two quarters of his employment with us. Mr. Guggenhime received an option to purchase 250,000 shares of our common stock at $7.00 per share. The option vests over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional one-forty-eighth of the shares vesting each succeeding month. If Mr. Guggenhime's employment is terminated or his responsibilities are reduced without cause within one year after a change of control of Neoforma, then half of the balance of the unvested portion of this option will vest at that time.

     In October 2000, the board of directors approved the promotion of Mr. Guggenhime to Chief Financial Officer. Commensurate with this promotion, his salary was increased to $220,000 annually, and his bonus potential was increased to $88,000 per year based on performance criteria to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Guggenhime received an option to purchase 510,000 shares of our common stock at $0.7812 per share. The option vests in equal monthly installments over four years.

     Mr. Brennan. In November 1999, we entered into an offer letter with Charles
D. Brennan for him to serve as our Vice President of Professional Services. Under this offer letter, we agreed to pay Mr. Brennan a salary of $200,000 per year, a bonus of up to $50,000 per year, based upon achievement of performance milestones and a signing bonus of $50,000. Mr. Brennan received an option to purchase 200,000 shares of our common stock at $7.00 per share. The option vests over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional one-forty-eighth of the shares vesting each succeeding month.

     In January 2001, the board of directors approved the promotion of Mr. Brennan to Executive Vice President of Sales and Services. Commensurate with this promotion, his salary was increased to $210,000 annually, and his bonus potential is based on performance milestones to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Brennan received an option to purchase 300,000 shares of our common stock at $1.8125 per share. The option vests in equal monthly installments over four years.

     Mr. Wigginton. In December 1999, we entered into an offer letter with Steven J. Wigginton for him to serve as our Vice President of Sales and Business Development. Under this offer letter, we agreed to pay Mr. Wigginton a salary of $140,000 per year. Mr. Wigginton received an option to purchase 100,000 shares of our common stock at $8.13 per share. The option vests over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional one-forty-eighth of the shares vesting each succeeding month.

     In January 2001, the board of directors approved the promotion of Mr. Wigginton to Executive Vice President of Marketing, Operations and Development. Commensurate with this promotion, his salary was increased to $210,000 annually, and his bonus potential is based on performance criteria to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Wigginton received an option to purchase 300,000 shares of our common stock at $1.8125 per share. The option vests in equal monthly installments over four years.

     Mr. Kane. In May 2000, we entered into an offer letter with Steven E. Kane for him to serve as our Vice President of Human Resources. Under this offer letter, we agreed to pay Mr. Kane a salary of $165,000 per year and a bonus of up to $41,250 per year, based upon achievement of performance milestones. Mr. Kane received an option to purchase 150,000 shares of our common stock at $8.13 per share. The option vests over four years, with 25% of the shares underlying the option vesting one year from the date of grant and an additional one-forty-eighth of the shares vesting each succeeding month. If Mr. Kane's employment is terminated or his responsibilities are reduced without cause within one year after a change of control of Neoforma, then half of the balance of the unvested portion of this option will vest at that time.

     In January 2001, the board of directors approved the promotion of Mr. Kane to Chief Administrative Officer. Commensurate with this promotion, his salary was increased to $200,000 annually, and his bonus potential was increased to $80,000 per year based on performance criteria to be specified by our Chief Executive Officer and assessed by our board of directors. Upon this promotion, Mr. Kane received an option to purchase 300,000 shares of our common stock at $1.8125 per share. The option vests in equal monthly installments over four years.

     In January 2001, we modified the employment arrangements with each of our executive officers. In the event of a change of control resulting in a material adverse effect on their employment, the vesting of all of their unvested options immediately accelerates.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of our directors or executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information with respect to the beneficial ownership of our common stock as of July 6, 2001 by:

     - each person who is known by us to own beneficially more than 5% of our common stock;

     - each of our directors;

     - our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of 2000; and

     - all of our directors and executive officers as a group.

     The number and percentage of Neoforma common stock beneficially owned are based on 182,755,616 shares of common stock outstanding at July 6, 2001. Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of July 6, 2001, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the address for each listed stockholder is c/o Neoforma.com, Inc., 3061 Zanker Road, San Jose, California 95134. To our knowledge, except as indicated in the footnotes to this table and under applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
                  NAME OF BENEFICIAL OWNER                      NUMBER       PERCENTAGE
                  ------------------------                    -----------    -----------
EXECUTIVE OFFICERS AND DIRECTORS:
Robert J. Zollars(1)........................................   5,911,431         3.2%
Daniel A. Eckert(2).........................................     801,131           *
Andrew L. Guggenhime(3).....................................     379,968           *
Charles D. Brennan(4).......................................     360,955           *
Steven J. Wigginton(5)......................................     377,982           *
Richard D. Helppie(6).......................................     966,782           *
Andrew J. Filipowski(7).....................................   1,206,338           *
Mark McKenna................................................      27,083           *
Curt Nonomaque..............................................     181,183           *
Jeffrey H. Hillebrand.......................................      22,500           *
Michael J. Murray...........................................     233,900           *
Robert J. Baker.............................................         600           *
C. Thomas Smith.............................................      35,000           *
All 14 directors and executive officers as a group(8).......  10,718,134         5.9
5% STOCKHOLDERS:
VHA Inc.(9).................................................  88,946,870        48.7
University HealthSystem Consortium(10)......................  22,053,024        12.1

---------------
  *  Represents less than 1%.

 (1) Includes 3,602,315 shares of common stock subject to a repurchase right that lapses at a rate of 75,048 shares per month. Also includes 387,312 shares of common stock issuable under options that are exercisable within 60 days of July 6, 2001. Also includes 209,644 shares of common stock subject to a market standoff agreement which prohibits Mr. Zollars from selling or otherwise transferring such shares until January 23, 2002.

 (2) Represents 450,000 shares of common stock that are subject to a repurchase right that lapses at a rate of 4,167 shares per month and 241,040 shares of common stock issuable under options that are exercisable within 60 days of July 6, 2001. Also includes 20,091 shares of common stock subject to a market standoff agreement which prohibits Mr. Eckert from selling or otherwise transferring such shares until January 23, 2002.

 (3) Includes 344,998 shares subject to options that are exercisable within 60 days of July 6, 2001. Also includes 17,470 shares of common stock subject to a market standoff agreement which prohibits Mr. Guggenhime from selling or otherwise transferring such shares until January 23, 2002.

 (4) Includes 338,955 shares subject to options that are exercisable within 60 days of July 6, 2001.

 (5) Represents 239,027 shares received as part of our acquisition of Pharos in January 2000, of which 95,611 shares were subject to a right of repurchase which lapses at a rate of 3,984 shares per month. Also includes 138,955 shares subject to options that are exercisable within 60 days of July 6, 2001.

 (6) Includes 816,782 shares of common stock held by Superior Consultant Holdings Corporation. Mr. Helppie, one of our directors, is the Chairman and Chief Executive Officer of Superior. Also includes 150,000 shares of common stock issuable under an option held by Mr. Helppie that was granted after September 30, 1999. Mr. Helppie disclaims beneficial ownership of the shares held by Superior.

 (7) Includes 1,056,338 shares of common stock held by divine, inc. Mr. Filipowski, one of our directors, is President, Chief Executive Officer and Chairman of the board of divine, inc. Includes 150,000 shares of common stock issuable under an option held by Mr. Filipowski which was granted after September 30, 1999. Mr. Filipowski disclaims beneficial ownership of the shares held by divine, inc.

 (8) Includes 1,948,001 shares of common stock issuable under options held by directors and executive officers that are presently exercisable within 60 days of July 6, 2001. Also includes 4,147,926 outstanding shares that are subject to repurchase rights that lapse over time. Also includes 262,911 shares of common stock subject to market standoff agreements which prohibit the executive officers from selling or otherwise transferring such shares until January 23, 2002.

 (9) Includes 30,845,020 shares of common stock subject to restrictions which lapse when specified performance criteria have been met. VHA's corporate headquarters are located at 220 E. Las Colinas Blvd., Irving, TX 75039.

(10) Includes 5,639,577 shares of common stock subject to restrictions which lapse when specified performance criteria have been met. UHC's corporate headquarters are located at 2001 Spring Rd., Suite 700, Oak Brook, Illinois 60523.

                         COMPENSATION COMMITTEE REPORT

     Under Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission, neither the "Report of the Compensation Committee" nor the material under the caption "Performance Graph" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall the report or the graph be deemed to be incorporated by reference in any past or future filing by us under the Securities Exchange Act, or the Securities Act of 1933.

     The compensation committee of our board of directors administers our executive compensation program. Prior to our initial public offering in January 2000, our executive compensation program was administered by the full board of directors. The current members of the compensation committee are Andrew J. Filipowski, Richard D. Helppie and Jeffrey H. Hillebrand. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. None of these individuals has at any time been one of our executive officers or employees. For a description of the transactions between us and members of the compensation committee and entities affiliated with the compensation committee members, see "Certain Relationships and Related Transactions." Through January 21, 2001, Robert J. Zollars, our Chairman and Chief Executive Officer, was a member of the Board of Directors of divine, inc., of which Mr. Filipowski is Chairman, President and Chief Executive Officer.

GENERAL COMPENSATION PHILOSOPHY

     The role of the compensation committee is to determine compensation for executive officers and make recommendations to the board of directors concerning compensation for the Chairman and Chief Executive Officer. It also exercises the authority of the board relating to Neoforma's employee benefit plans.

     Neoforma's compensation philosophy for executive officers is to relate compensation to corporate performance and to align it with long-term stockholder value, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain capable executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

     - base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in labor markets where we compete that are of comparable scope with us and with which we might compete for executive personnel;

     - incentive performance awards, such as bonuses, payable in cash or deferred compensation and tied to the achievement of performance goals, financial or otherwise; and

     - long-term stock-based incentive awards, typically stock options, which strengthen the mutuality of interests between the executive officers and our stockholders.

EXECUTIVE COMPENSATION

     Base Salary. Salaries for executive officers for 2000 were determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

     Incentive Awards. We ceased our practice of providing quarterly incentive bonuses to most of the employees previously eligible, including executive officers. Target bonuses are generally established based on a percentage of base salary and become payable upon the achievement of specified goals and individual/team objective. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Many of our employees, including the CEO, COO, CFO and CAO elected restricted stock in lieu of cash for the payout of selected awards for 2000 performance.

     Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of all employees with the long-term interests of our stockholders. However, stock options generally have retention value only if the price of our stock increases above the fair market value on the grant date and the employee remains with us for the period required for the shares to vest.

     We grant stock options in accordance with our 1999 Equity Incentive Plan and, previously, our 1997 Stock Plan. Stock options typically are granted to executive officers when the executive first joins us. The compensation committee may, however, grant additional stock options to executive officers in connection with a change in responsibilities, to achieve equity within a peer group or as a retention device. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact our results, past performance or consistency within the executive officer's peer group. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

     Other Compensation. Our executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including our Employee Stock Purchase Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Zollars' initial base salary, target bonus, bonus paid and long-term incentive awards were determined by the terms of his employment agreement entered into upon his acceptance of employment with us in July 1999. The compensation committee reviews Mr. Zollars' compensation annually in a manner consistent with the factors described above for all executive officers.

INTERNAL REVENUE CODE SECTION 162(M) LIMITATION

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to executives of public companies. The compensation committee has considered the potential impact of the requirements of Section 162(m) on the compensation paid to our executive officers. The compensation committee's present intention is to comply with Section 162(m) unless the compensation committee feels that required changes would not be in the best interest of Neoforma or our stockholders.

                                          The compensation committee:

                                          Andrew J. Filipowski
                                          Richard D. Helppie
                                          Jeffrey H. Hillebrand

                             AUDIT COMMITTEE REPORT

     The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2000. The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

     The audit committee of the board of directors provides assistance to the board in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, and internal control functions. Among other things, the audit committee reviews and discusses with management and with our independent public accountants the results of our year-end audit, including the audit report and audited financial statements.

     Two members of the audit committee, Michael J. Murray and Andrew J. Filipowski, are independent directors, qualified to serve on the audit committee pursuant to the requirements of The Nasdaq National Market, and the third member, Curt Nonomaque, has been approved by our board to serve on the committee, pursuant to the requirements of The Nasdaq National Market. The board of directors has adopted a written charter of the audit committee, which is included as Appendix A to this Proxy Statement.

     In connection with its review of our audited financial statements for the fiscal year ended December 31, 2000, the audit committee reviewed and discussed the audited financial statements with management, and discussed with Arthur Andersen LLP, our independent public accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the audit committee received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Arthur Andersen LLP their independence from us.

     Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and our independent public accountants. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussion referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Arthur Andersen LLP is in fact "independent" as required by The Nasdaq National Market.

                                          The audit committee:

                                          Michael J. Murray, Chair
                                          Andrew J. Filipowski
                                          Curt Nonomaque

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on The Nasdaq National Market Index and the JPMorgan H&Q eHealth Services Index. The period shown commences on January 24, 2000, the date that our common stock was first traded in a public market, and ends on December 31, 2000, the end of our last fiscal year. The graph assumes an investment of $100 on January 24, 2000, and the reinvestment of any dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

                              INDEXED PRICE GRAPH
[PERFORMANCE GRAPH]

                                                                               THE NASDAQ NATIONAL        JPMORGAN H&Q EHEALTH
                                                   NEOFORMA.COM, INC.             MARKET INDEX               SERVICES INDEX
                                                   ------------------          -------------------        --------------------
1/24/00                                                  100.00                      100.00                      100.00
1/31/00                                                  387.02                       96.22                       93.49
2/29/00                                                  457.69                      114.51                      101.08
3/31/00                                                  125.96                      112.15                       57.82
4/30/00                                                   51.92                       94.33                       41.86
5/31/00                                                   50.00                       82.95                       37.29
6/30/00                                                   54.09                       97.52                       38.20
7/31/00                                                   32.69                       92.23                       34.14
8/31/00                                                   22.60                      103.14                       40.87
9/30/00                                                   28.61                       89.74                       35.95
10/31/00                                                  13.22                       82.36                       35.42
11/30/00                                                  11.78                       63.43                       28.59
12/31/00                                                   6.25                       60.07                       27.11

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than compensation agreements and other arrangements, which are described above in the section entitled "Executive Compensation" and the transactions described below, since January 1, 2000, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     - in which the amount involved exceeded or will exceed $60,000, and

     - in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

LOANS

     On January 14, 2000, we made a loan to Andrew L. Guggenhime, our Chief Financial Officer, in connection with his exercise of a stock option granted to him under the terms of his offer letter. The loan was evidenced by a promissory note in the principal amount of $1,750,000, with interest compounded quarterly on the unpaid balance at a rate of approximately 6% per year. On December 26, 2000, we agreed to rescind Mr. Guggenhime's stock option exercise and cancel the note.

     On September 18, 2000, we made a loan to Steven J. Wigginton, our Executive Vice President of Marketing, Operations and Development. The loan has a one-year term, and was extended for the purpose of allowing him to sell his home in Illinois and purchase a residence in California. The loan was evidenced by a promissory note in the principal amount of $175,000, with interest compounded quarterly on the unpaid balance at a rate of 6.33% per year.

COMMERCIAL TRANSACTIONS

     In October 1999, Richard D. Helppie, the Chairman and Chief Executive Officer of Superior Consultant Holdings Corporation, joined our board of directors as the representative of the holders of our Series E preferred stock. In addition, in October 1999, we entered into an agreement with Superior Consultant Company, Inc., a wholly owned subsidiary of Superior Consultant Holdings Corporation, providing for collaboration between us and Superior. Superior is a supplier of Digital Business Transformation(TM) services to large healthcare organizations, including Internet-related services, systems integration, outsourcing and consulting, which enable Superior clients to utilize digital technologies and process innovations to improve their businesses. Under the agreement, we have agreed to market Superior's services to our users, and Superior has agreed to introduce our services to appropriate clients, based on their interests, and to incorporate our services into its Digital Business Transformation(TM) offerings. The agreement also provides for joint marketing activities. In consideration, we have agreed to make payments to Superior in an aggregate amount of up to approximately $2.0 million, as well as a percentage of specified Neoforma e-commerce transaction revenue and other potential fixed payments based on the success of the joint marketing activities. We have also agreed to utilize Superior's services on a preferred basis for systems integration, development, infrastructure, process improvement and consulting assistance, totaling at least $1.5 million of services from Superior, at a discount from Superior's standard fees. Our agreement with Superior expires in October 2002.

     On March 30, 2000, we entered an outsourcing and operating agreement with Novation, VHA, UHC and HPPI and entered into agreements to issue our common stock and warrants to purchase our common stock to VHA and UHC. On May 25, 2000, we modified the structure and terms of our outsourcing and operating agreement with Novation, HPPI, VHA and UHC and our stock and warrant agreements with VHA and UHC.

     Under the terms of the modified stock and warrant agreements, which were approved by our stockholders on July 26, 2000, VHA received approximately 46.3 million shares of our common stock, representing approximately 37% of our then outstanding common stock, and UHC received approximately 11.3 million shares of our common stock, representing approximately 9% of our then outstanding common stock. We also issued warrants to VHA and UHC, allowing VHA and UHC the opportunity to earn up to 30.8 million and 7.5 million additional shares of our common stock, respectively, over a four-year period by meeting specified performance targets. These targets are based upon the historical purchasing volume of VHA- and UHC-member healthcare organizations that sign up to use Marketplace@Novation. The targets increase annually to a level equivalent to total healthcare organizations representing approximately $22 billion of combined purchasing volume at the end of the fourth year.

     Under our outsourcing and operating agreement with Novation, we have agreed to provide specific functionality to Marketplace@Novation, the online marketplace only available to the patrons and members of the owners of Novation, VHA, UHC and HPPI. Novation has agreed to act as our exclusive agent to negotiate agreements with suppliers to offer their equipment, products, supplies and services through our online marketplace, subject to some exceptions. VHA, UHC, HPPI and Novation have each agreed not to develop or promote any other Internet-based exchange for the acquisition or disposal of products, supplies, equipment or services by healthcare organizations.

     On October 18, 2000, we canceled VHA's warrant to purchase up to 30,845,020 shares of our common stock and issued to VHA 30,845,020 shares of our restricted common stock in substitution for such warrant. The restricted common stock that we issued to VHA is subject to the identical performance-based vesting criteria to which VHA's warrant was subject. On January 25, 2001, we also canceled UHC's warrant to purchase up to 5,639,577 shares of our common stock and issued to UHC 5,639,577 shares of our restricted common stock in substitution for such warrant. The restricted common stock that we issued to UHC is subject to the identical performance-based vesting criteria to which UHC's warrant was subject.

     On January 25, 2001, we also amended the outsourcing and operating agreement to revise terms relating to the payment of fees to us by Novation, sharing of revenues by us with Novation and obligations of each of the parties to the agreement. The amended outsourcing and operating agreement guarantees to us a fee based on the gross volumes of purchases made by Novation members through Marketplace@Novation. The amended outsourcing and operating agreement also includes modifications to revenue sharing provisions under which we will share certain fees we receive for products and services sold through or related to our marketplaces. We will share with Novation revenue related to transactions through Marketplace@Novation and from our other marketplaces, revenue related to our Shop and Auction services and revenue related to the distribution or licensing of software and other technology solutions. We will not share revenue related to marketplaces sponsored by other group purchasing organizations except for certain types of purchases. For the term of the agreement, we will not share with Novation revenue related to any of the above transactions in any quarter until we have achieved specified minimum transaction fees related to Marketplace@Novation transactions. The amended outsourcing and operating agreement also includes modifications to certain supplier recruitment and supplier implementation provisions of the original agreement.

     On January 25, 2001, we entered into stock purchase agreements with i2 Technologies, Inc., VHA and UHC under which they purchased a total of approximately 18.0 million shares of our common stock at a purchase price of $1.69 per share. We raised a total of approximately $30.5 million prior to costs associated with the sale of the shares, which are estimated at approximately $1.5 million, including an advisory fee to our investment bankers.

     In April 2001, we entered into a $25 million revolving credit agreement with VHA. Under the credit agreement, until May 31, 2002, we are able to borrow funds up to an amount based on a specified formula dependent on the gross volume of transactions through the Marketplace@Novation. Any funds that we borrow under this credit agreement will bear interest at a rate of 10% per annum and will be secured by substantially all of our assets. In the event that we (1) sell any of our stock as part of an equity financing, (2) obtain funding in connection with a debt financing or other lending transaction that is either unsecured or subordinate to the lien of VHA under the credit agreement or (3) enter into a debt financing or other lending transaction secured by assets we owned as of the date we entered into the credit agreement, then the maximum of $25 million we could potentially borrow under the credit agreement will be reduced by an amount equal to the cash proceeds we receive from any of these transactions. As of July 6, 2001, we have drawn $10 million under the credit agreement.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of the board, including a majority of the independent and disinterested directors of the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                                 PROPOSAL NO. 2

                                  NAME CHANGE

     Our board has approved, and you are being asked to approve, a name change of Neoforma. We believe that in light of the fact that we no longer operate an open, public marketplace or a publicly available e-commerce Web site, but rather operate private marketplaces sponsored by our customers, it is appropriate that we change our corporate name from "Neoforma.com, Inc." to "Neoforma, Inc." Our corporate Web site address will remain "http://www.neoforma.com."

     The name change will be accomplished by filing an amendment of our Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Assuming approval of the name change by the requisite vote of the stockholders at the annual meeting, the amendment will be filed with the Delaware Secretary of State as promptly as practicable thereafter and the name change will become effective as of 5:00 p.m. Eastern time on the date of that filing. The complete text of the amendment is set forth as Appendix B to this Proxy Statement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE NAME CHANGE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 PROPOSAL NO. 3

                    AMENDMENT OF 1999 EQUITY INCENTIVE PLAN

     The board has approved, and you are being asked to approve, proposed amendments to our 1999 Equity Incentive Plan (i) to change the definition of "Outside Directors" under our 1999 Equity Incentive Plan to include all directors who are not our employees, (ii) to increase the annual stock option grants to such Outside Directors under our 1999 Equity Incentive Plan by 75,000 shares and (iii) to provide for the automatic annual stock option grant of 100,000 shares of our common stock to such Outside Directors who also are members of at least one committee of the board of directors. The grants to directors will be adjusted to reflect the terms of the proposed reverse split, described below, in the event our stockholders approve the reverse split and our board of directors decides to implement the reverse split. A copy of our 1999 Equity Incentive Plan is attached to this Proxy Statement as Appendix C, along with the proposed amendments to our 1999 Equity Incentive Plan.

     We believe that the increase in the number of shares subject to stock options automatically granted to Outside Directors each year by 75,000 options, from 25,000 to 100,000 options, as well as the additional option grant to Outside Directors spending additional time on committee work, is in the best interests of Neoforma. We believe that the proposed grant will facilitate attracting highly qualified directors, permit equity participation in Neoforma by our non-employee directors as consideration for their service on the board of directors and provide directors with an equity incentive associated with the success of our business. We believe these proposed compensation levels to be competitive with companies comparable to ours.

     We believe that the proposed amendment revising the definition of "Outside Directors" will reflect the original intent of our 1999 Equity Incentive Plan to provide for automatic grants to all of our directors who are not also our employees. Currently, all of the members of our board of directors, except for Mr. Zollars, who is our Chairman and Chief Executive Officer, would be considered Outside Directors if the proposal is approved.

     All of our affiliates have agreed to abstain from voting on this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OF THE PLAN AMENDMENTS, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 PROPOSAL NO. 4

                 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT

OVERVIEW

     You are being asked to vote upon three proposed amendments to our certificate of incorporation which would grant to our board of directors the discretion to effect a reverse split of all outstanding shares of our common stock, if the board deems that it is in our and our stockholders' best interests, at an exchange ratio of (i) one-for-six, (ii) one-for-eight or (iii) one-for-ten. The board would have the sole discretion to elect, as it determines to be in the best interests of us and our stockholders, whether or not to effect a reverse stock split, and if so, at which of the approved exchange ratios, at any time before our 2002 annual stockholder meeting. If the board elects to implement one of the reverse stock splits, the board would abandon the remaining approved reverse stock splits without need for any further stockholder action. The board of directors believes that approval of a proposal granting this discretion to the board, rather than approval of an immediate reverse stock split at a specified ratio, would provide the board with maximum flexibility to react to current market conditions and to therefore achieve the purposes of the reverse stock split, if implemented, and to act in the best interests of Neoforma and our stockholders.

     To effect the reverse stock split, our board would file one of the approved proposed amendments with the Delaware Secretary of State. The forms of amendment to our certificate of incorporation to effect each of the proposed reverse stock splits, although only one would be implemented, if any, are attached to this proxy statement as Appendix D. If the board elects to implement one of the approved reverse stock splits, the number of issued and outstanding shares of our common stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The par value of common stock would remain unchanged at $0.001 per share, and the number of authorized shares of common stock would remain unchanged. The reverse stock split would become effective upon filing the amendment to our certificate of incorporation with the Delaware Secretary of State. The board may elect not to implement any of the approved reverse stock splits at its sole discretion, even if all of the proposed reverse stock splits are approved by our stockholders.

     Our board of directors has approved the proposed grant of discretion to effect a reverse stock split. You may elect to vote in favor of each of the amendments, some of the amendments or none of the amendments. By approving all of the amendments, however, our stockholders will give our board the maximum flexibility to determine the best stock split ratio.

PURPOSES OF THE PROPOSED REVERSE SPLIT

     Our board of directors believes that we should maintain the right to implement a reverse split for the following reasons:

     - to reduce the number of outstanding shares of our common stock to a number that is more comparable with those of similar companies in the healthcare technology industry;

     - to enhance the acceptability and marketability of our common stock to the financial community and the investing public; and

     - to enable us to use the reverse split if it is required to maintain, and our board believes it is in our and our stockholders' best interests to maintain, our Nasdaq National Market listing.

     On July 26, 2000, pursuant to the operating and outsourcing agreement with Novation, VHA, UHC and HPPI, we issued shares of our common stock to VHA and UHC. On January 25, 2001, we completed a $30.5 million common stock equity financing with VHA, UHC and i2 and issued common stock in connection with the transaction. In large part due to the equity we issued in connection with these transactions, we have approximately 183 million shares outstanding, which is substantially more than other comparable companies in the healthcare technology industry. A reverse split would reduce the number of shares outstanding to a number that is more comparable with those of similar companies in the healthcare technology industry.

     Our board of directors believes that the reverse split should enhance the acceptability and marketability of our common stock to the financial community and the investing public and may mitigate any reluctance on the part of brokers and investors to trade in our common stock. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock.

     Our common stock has been trading near $1.00 per share for several months. With the shares trading in such a range, small moves in absolute terms in the price-per-share of our common stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of Neoforma.

     In the board's view, these factors have contributed to an unjustified, relatively low level of interest in Neoforma on the part of investment analysts, brokers and professionals and individual investors, which tends to depress the market for our common stock. The board has thus proposed having the discretion to effect a reverse split as a means of increasing the per-share market price of our common stock.

     Finally, in order for our common stock to continue to be eligible for quotation on The Nasdaq National Market, our common stock must maintain a minimum bid price per share of $1.00, as well as meet certain other requirements. Although we currently meet all other listing requirements, our common stock currently does not meet the $1.00 minimum bid price requirement. Management and our board of directors believe that listing on The Nasdaq National Market is the preferred listing market for our common stock. Accordingly, if required to maintain our Nasdaq National Market listing, management and our board believe that the implementation of the reverse split may be in the best interests of us and our stockholders.

     The board intends to implement a reverse stock split if it believes that this action is in the best interests of us and our stockholders. Such determination shall be based upon certain factors, including but not limited to, existing and expected marketability and liquidity of our common stock, The Nasdaq National Market's listing requirements, prevailing market conditions and the likely effect on the market price of our common stock. If our board ultimately determines to effect a reverse split, the board will select one of the approved stock split ratios, if any, that it believes will result in the greatest marketability of our common stock based on prevailing market conditions. No further action on the part of our stockholders would be required to either effect or abandon the reverse split. Notwithstanding approval of any of the proposed reverse split ratios by the stockholders, the board may, in its sole discretion, determine to delay the effectiveness of the reverse split up until the next annual meeting of our stockholders.

POTENTIAL EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT

     The immediate effect of a reverse stock split would be to reduce the number of shares of our outstanding common stock and to increase the trading price of our common stock. However, the effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance and sometimes does not. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock, that the trading price would remain above the thresholds required by The Nasdaq National Market or that we will be able to continue to meet the other continued listing requirements of The Nasdaq National Market. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

     The following table reflects the approximate number of shares of our common stock that would be outstanding as a result of each proposed reverse stock split based on 182,755,616 shares of our common stock outstanding as of the record date for our annual meeting, without accounting for fractional shares which will be cancelled and paid for in cash:

                     APPROXIMATE
PROPOSED REVERSE   SHARES OF COMMON
  STOCK SPLIT        STOCK TO BE
     RATIO           OUTSTANDING
----------------   ----------------

1-for-6 ....          30,459,269

1-for-8 ....          22,844,452

1-for-10....          18,275,561

     The resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock on The Nasdaq National Market, especially in the case of larger block trades.

     Effects on Ownership by Individual Stockholders. If we implement a reverse stock split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by the exchange ratio, and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. The reverse stock split would not affect any stockholder's percentage ownership interests in Neoforma or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

     Effect on Options, Warrants and Other Securities. In addition, all outstanding shares of any options, warrants and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and employee stock purchase plans would be reduced proportionally based on the exchange ratio of the reverse stock split. None of the rights currently accruing to holders of our common stock, options, warrants or other securities convertible into our common stock, would be affected by the reverse stock split.

     Other Effects on Outstanding Shares. If a reverse stock split is implemented, the rights and preferences of the outstanding shares of our common stock would remain the same after the reverse stock split. Each share of our common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

     The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

     Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of our common stock under the Securities Exchange Act.

AUTHORIZED SHARES OF COMMON STOCK

     The reverse stock split, if implemented, would not change the number of authorized shares of our common stock as designated by our certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

     These additional shares of common stock would also be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. We have no current plan to issue shares from these additional shares.

     The additional shares of common stock that would become available for issuance if the reverse split is approved could also be used by us to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management of Neoforma, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. Although the reverse split has been prompted by business and financial considerations, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by us to deter or prevent changes of control of Neoforma.

PROCEDURE FOR EFFECTING THE PROPOSED REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     If our stockholders approve some or all of the proposed amendments to our certificate of incorporation, the board of directors may elect whether or not to declare a reverse stock split, as well as the exchange ratio, at any time before our 2002 annual stockholders meeting. The reverse stock split would be implemented by filing the appropriate amendment to our certificate of incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date the filing is accepted by the Delaware Secretary of State.

     As of the effective date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by Neoforma after the effective date until they surrender their old stock certificates for exchange. All shares, underlying options and warrants and other securities would also be automatically adjusted on the effective date.

     Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into our common stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

FRACTIONAL SHARES

     We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded down to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the trading day immediately preceding the effective date of the reverse stock split.

NO APPRAISAL RIGHTS

     No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or bylaws to any stockholder who dissents from this proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

ACCOUNTING CONSEQUENCES

     The par value of our common stock would remain unchanged at $0.001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986 (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the reverse stock split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

     Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OF THE PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND TO GRANT THE BOARD THE DISCRETION TO EFFECT A REVERSE STOCK SPLIT, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 PROPOSAL NO. 5

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have selected Arthur Andersen LLP as our independent public accountants to perform the audit of our financial statements for the year ending December 31, 2001, and you are being asked to ratify this selection. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT FEES

     We estimate that the audit fees incurred by us with Arthur Andersen LLP for fiscal 2000 audit services were approximately $185,000.

ALL OTHER FEES

     We estimate that all other fees incurred by us with Arthur Andersen LLP for fiscal 2000 were approximately $218,000. These other fees consisted of fees for tax compliance and advisory services, as well as fees related to sponsoring an independent study on e-commerce in the healthcare industry. There were no financial systems design and implementation fees incurred by us with Arthur Andersen LLP in fiscal 2000.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                           AVAILABILITY OF FORM 10-K

     Neoforma will provide to any stockholder, without charge, upon written request of such stockholder, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission. Such requests should be addressed to Neoforma.com, Inc., 3061 Zanker Road, San Jose, California 95134, Attention: Secretary. Our 2000 Annual Report on Form 10-K may also be obtained through the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

           SECTION 16(a) (BENEFICIAL OWNERSHIP REPORTING) COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Neoforma.

     We believe, based solely on our review of the copies of such reports received or written representations from certain persons regulated by Section 16(a), that during the fiscal year ended December 31, 2000, that all such persons filed timely reports.

                                 OTHER MATTERS

     The annual meeting is being held for the purposes set forth in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement. The board of directors is not presently aware of any other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies. The presiding officer at the annual meeting may determine that any stockholder proposal was not permissible under or was not made in accordance with the procedures set forth in our bylaws or is otherwise not in accordance with law and, if he so determines, he may refuse to allow the stockholder proposal or nomination to be considered at the annual meeting.

                                   APPENDIX A

                               NEOFORMA.COM, INC.

                            AUDIT COMMITTEE CHARTER
                          CREATION DATE: JUNE 19, 2000

     The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

     In meeting its responsibilities, the audit committee is expected to:

           1. Provide an open avenue of communication between the internal auditors, the independent accountant, and the board of directors.

           2. Review and update the committee's charter annually.

           3. Recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountants.

           4. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

           5. Confirm and assure the independence of the internal auditor and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

           6. Inquire of management, the director of internal auditing, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

           7. Consider, in consultation with the independent accountant and the director of internal auditing, the audit scope and plan of the internal auditors and the independent accountant.

           8. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

           9. Review with the director of internal auditing and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

          10. Consider and review with the independent accountant and the director of internal auditing:

             (a) The adequacy of the company's internal controls including computerized information system controls and security.

             (b) Any related significant findings and recommendations of the independent accountant and internal auditing together with management's responses thereto.

          11. Review with management and the independent accountant at the completion of the annual examination:

             (a) The company's annual financial statements and related footnotes.

             (b) The independent accountant's audit of the financial statements and his or her report thereon.

             (c) Any significant changes required in the independent accountant's audit plan.

             (d) Any serious difficulties or disputes with management encountered during the course of the audit.

             (e) Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

          12. Consider and review with management and the director of internal auditing:

             (a) Significant findings during the year and management's responses thereto.

             (b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

             (c) Any changes required in the planned scope of their audit plan.

             (d) The internal auditing department budget and staffing.

             (e) The internal auditing department charter.

             (f) Internal auditing's compliance with The IIA's Standards for the Professional Practice of Internal Auditing (Standards).

          13. Review filings with the SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

          14. Review with management, the independent accountant, and the director of internal auditing the interim financial report before it is filed with the SEC or other regulators.

          15. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

          16. Review with the director of internal auditing and the independent accountant the results of their review of the company's monitoring compliance with the company's code of conduct.

          17. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

          18. Meet with the director of internal auditing, the independent accountant, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

          19. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

          20. Prepare a letter for inclusion in the annual report that describes the committee's composition and responsibilities, and how they were discharged.

          21. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

          22. The committee shall meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

          23. The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the board of directors.

     The membership of the audit committee shall consist of at least three independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors upon the recommendation of the nominating committee.

     The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.

                                   APPENDIX B

                FORM OF AMENDMENT FOR PROPOSAL 2 -- NAME CHANGE

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               NEOFORMA.COM, INC.
                            (A DELAWARE CORPORATION)

     NEOFORMA.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          FIRST: The name of the Corporation is Neoforma.com, Inc. The original Certificate of Incorporation of the Corporation was filed on August 18, 1998. A Fourth Amended and Restated Certificate of Incorporation was filed on March 21, 2001. The name under which the Corporation was originally incorporated was "Neoforma, Inc."

          SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

          THIRD: Pursuant to Section 242 of the DGCL, the text of the Fourth Amended and Restated Certificate of Incorporation is hereby amended to revise Article I in its entirety to read as follows:

                "The name of this corporation is Neoforma, Inc."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this      day of August,
2001, and the foregoing facts stated herein are true and correct.

                                          NEOFORMA.COM, INC.

                                          By:
                                            ------------------------------------
                                            Name: Andrew Guggenhime
                                            Title:  Chief Financial Officer

                                  APPENDIX C-1

                               NEOFORMA.COM, INC.
                           1999 EQUITY INCENTIVE PLAN

                          As Adopted November 12, 1999

     1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock and Stock Bonuses. Capitalized terms not defined in the text are defined in Section 23.

     2. SHARES SUBJECT TO THE PLAN.

          2.1 Number of Shares Available. Subject to Sections 2.2 and 18, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 5,000,000 Shares plus Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued. In addition, any authorized shares not issued or subject to outstanding grants under the Neoforma, Inc.'s 1997 Stock Option Plan (the "PRIOR PLAN") on the Effective Date (as defined below) and any shares issued under the Prior Plan that are forfeited or repurchased by the Company or that are issuable upon exercise of options granted pursuant to the Prior Plan that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plan, but will be available for grant and issuance under this Plan. In addition, on each January 1, the aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan will be increased automatically such that the total number of Shares reserved under the Plan after such automatic increase shall equal 5% of the total outstanding shares of the Company as of the immediately preceding December 31, provided that no more than 25,000,000 shares shall be issued as ISOs (as defined in Section 5 below). At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

          2.2 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then
     (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and
     (c) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

     3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 4,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 4,500,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

     4. ADMINISTRATION.

          4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, the Committee will have the authority to:

             (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

             (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

             (c) select persons to receive Awards;

             (d) determine the form and terms of Awards;

             (e) determine the number of Shares or other consideration subject to Awards;

             (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

             (g) grant waivers of Plan or Award conditions;

             (h) determine the vesting, exercisability and payment of Awards;

             (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

             (j) determine whether an Award has been earned; and

             (k) make all other determinations necessary or advisable for the administration of this Plan.

          4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

     5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISO") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

          5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("STOCK OPTION AGREEMENT"), and, except as otherwise required by the terms of Section 9 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

          5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

          5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("TEN PERCENT STOCKHOLDER") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

          5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant; provided that:
     (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 8 of this Plan.

          5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "EXERCISE AGREEMENT") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

          5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

             (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an
        NQSO), but in any event, no later than the expiration date of the Options.

             (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant's Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

             (c) Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant's estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In making such determination, the Board shall give the Participant an opportunity to present to the Board evidence on his behalf. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company dispatches notice or advice to the Participant that his service is terminated.

          5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

          5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

          5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

          5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

     6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "PURCHASE PRICE"), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

          6.1 Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("RESTRICTED STOCK PURCHASE AGREEMENT") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

          6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Stockholder, in which case the Purchase Price will be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 8 of this Plan.

          6.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

          6.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.

     7. STOCK BONUSES.

          7.1 Awards of Stock Bonuses. A Stock Bonus is an award of Shares (which may consist of Restricted Stock) for services rendered to the Company or any Parent or Subsidiary of the Company. A Stock Bonus may be awarded for past services already rendered to the Company, or any Parent or Subsidiary of the Company pursuant to an Award Agreement (the "STOCK BONUS AGREEMENT") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. A Stock Bonus may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant's individual Award Agreement (the "PERFORMANCE STOCK BONUS AGREEMENT") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. Stock Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance factors or upon such other criteria as the Committee may determine.

          7.2 Terms of Stock Bonuses. The Committee will determine the number of Shares to be awarded to the Participant. If the Stock Bonus is being earned upon the satisfaction of performance goals pursuant to a Performance Stock Bonus Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Stock Bonus; (b) select from among the Performance Factors to be used to measure the performance, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonuses have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the Stock Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

          7.3 Form of Payment. The earned portion of a Stock Bonus may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

     8. PAYMENT FOR SHARE PURCHASES.

          8.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

             (a) by cancellation of indebtedness of the Company to the Participant;

             (b) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

             (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares;

             (d) by waiver of compensation due or accrued to the Participant for services rendered;

             (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

                (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                (2) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

             (f) by any combination of the foregoing.

          8.2 Loan Guarantees. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

     9. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

          9.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 9 shall be NQSOs.

          9.2 Eligibility. Options subject to this Section 9 shall be granted only to Outside Directors.

          9.3 Initial Grant. Each Outside Director who first becomes a member of the Board on or after the Effective Date will automatically be granted an Option for 100,000 Shares (an "INITIAL GRANT") on the date such Optionee first becomes a member of the Board, unless such Outside Director received a grant of Options before the Effective Date. Each Optionee who became a member of the Board prior to the Effective Date will receive an Initial Grant immediately following the Effective Date.

          9.4 Succeeding Grants. Immediately following each Annual Meeting of stockholders, each Outside Director will automatically be granted an Option for 25,000 Shares (a "SUCCEEDING GRANT"), provided the Outside Director is a member of the Board on such date and has served continuously as a member of the Board for a period of at least one year since the date of such Outside Director's Initial Grant.

          9.5 Vesting. The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the "START DATE" for such Option.

             (a) Initial Grants. Each Initial Grant will vest as to 33.3% of the Shares on the first anniversary of the Start Date for such Initial Grant, and as to 2.78% of the Shares on each subsequent monthly anniversary of the Start Date until all of the Shares are fully vested, so long as the Outside Director continuously remains a director or a consultant of the Company.

             (b) Succeeding Grants. Each Succeeding Grant will vest as to 8.33% of the Shares on each subsequent monthly anniversary of the Start Date until all of the Shares are fully vested, so long as the Outside Director continuously remains a director or a consultant of the Company.

Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 18.1, the vesting of all options granted to Outside Directors pursuant to this Section 9 will accelerate and such options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any options not exercised within such three-month period shall expire.

          9.6 Exercise Price. The exercise price of an Option pursuant to an Initial Grant shall be the Fair Market Value of the Shares, at the time that the Option is granted.

     10. WITHHOLDING TAXES.

          10.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

          10.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

     11. TRANSFERABILITY.

          11.1 Except as otherwise provided in this Section 11, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

          11.2 All Awards other than NQSO's. All Awards other than NQSO's shall be exercisable: (i) during the Participant's lifetime, only by (A) the Participant, or (B) the Participant's guardian or legal representative; and
     (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees.

          11.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant's lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer of under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

     12. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

          12.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's Purchase Price or Exercise Price pursuant to Section 12.

          12.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

          12.3 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's Exercise Price or Purchase Price, as the case may be.

     13. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

     14. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

     15. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted

Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

     16. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

     17. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

     18. CORPORATE TRANSACTIONS.

          18.1 Assumption or Replacement of Awards by Successor. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 18.1, such Awards will expire on such transaction at such time and on such conditions as the Committee will determine. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Awards granted pursuant to this Plan will accelerate upon a transaction described in this Section 18. If the Committee exercises such discretion with respect to Options, such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

          18.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 18, in the event of the occurrence of any transaction described in

     Section 18.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

          18.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

     19. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date on which the registration statement filed by the Company with the SEC under the Securities Act registering the initial public offering of the Company's Common Stock is declared effective by the SEC (the "EFFECTIVE DATE"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve
(12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

     20. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

     21. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

     22. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     23. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

          "AWARD" means any award under this Plan, including any Option, Restricted Stock or Stock Bonus.

          "AWARD AGREEMENT" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

          "BOARD" means the Board of Directors of the Company.

          "CAUSE" means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMITTEE" means the Compensation Committee of the Board.

          "COMPANY" means Neoforma.com, Inc. or any successor corporation.

          "DISABILITY" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

          "FAIR MARKET VALUE" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

             (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

             (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

             (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

             (d) in the case of an Award made on the Effective Date, the price per share at which shares of the Company's Common Stock are initially offered for sale to the public by the Company's underwriters in the initial public offering of the Company's Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

           (e) if none of the foregoing is applicable, by the Committee in good faith.

          "FAMILY MEMBER" includes any of the following:

             (a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

             (b) any person (other than a tenant or employee) sharing the Participant's household;

             (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

             (d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

             (e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

          "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to
     Section 16 of the Exchange Act.

          "OPTION" means an award of an option to purchase Shares pursuant to
     Section 5.

          "OUTSIDE DIRECTOR" means a member of the Board who is not an employee of the Company or any Parent, Subsidiary or Affiliate of the Company.

          "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          "PARTICIPANT" means a person who receives an Award under this Plan.

          "PERFORMANCE FACTORS" means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

             (a) Net revenue and/or net revenue growth;

             (b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

             (c) Operating income and/or operating income growth;

             (d) Net income and/or net income growth;

             (e) Earnings per share and/or earnings per share growth;

             (f) Total stockholder return and/or total stockholder return growth;

             (g) Return on equity;

             (h) Operating cash flow return on income;

             (i) Adjusted operating cash flow return on income;

             (j) Economic value added; and

             (k) Individual confidential business objectives.

          "PERFORMANCE PERIOD" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards or Stock Bonuses.

          "PLAN" means this Neoforma.com, Inc. 1999 Equity Incentive Plan, as amended from time to time.

          "RESTRICTED STOCK AWARD" means an award of Shares pursuant to Section
     6.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SHARES" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 18, and any successor security.

          "STOCK BONUS" means an award of Shares, or cash in lieu of Shares, pursuant to Section 7.

          "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          "TERMINATION" or "TERMINATED" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "TERMINATION DATE").

          "UNVESTED SHARES" means "Unvested Shares" as defined in the Award Agreement.

          "VESTED SHARES" means "Vested Shares" as defined in the Award
     Agreement.

                                  APPENDIX C-2

      FORM OF AMENDMENT FOR PROPOSAL 3 -- OUTSIDE DIRECTORS' OPTION GRANT

                          AMENDMENT TO NEOFORMA.COM'S
                           1999 EQUITY INCENTIVE PLAN

     Neoforma.com, Inc.'s 1999 Equity Incentive Plan (the "Plan") is hereby amended as follows:

          FIRST: Section 9.4 of the Plan is amended and restated to read in its entirety as follows:

                "(a) Immediately following each Annual Meeting of stockholders, each Outside Director will automatically be granted an Option for 100,000 Shares (a "Succeeding Grant"), provided that the Outside Director is a member of the Board on the date of such Annual Meeting and has served continuously as a member of the Board for a period of at least one year since the date of such Outside Director's Initial Grant.

                (b) Immediately following each Annual Meeting of stockholders, each Outside Director who is also a member of a committee of the Board will automatically be granted an Option for 100,000 Shares (a "Committee Grant"), provided that the Outside Director is a member of the Board and a committee of the Board on such date and has served continuously as a member of the Board and the same committee for a period of at least one year since the date of such Outside Director's Initial Grant."

          SECOND: The definition of "Outside Director" as set forth in Section 23 of the Plan is amended and restated to read in its entirety as follows:

             " 'Outside Director' means a member of the Board who is not an employee of the Company."

     Except as set forth above, all provisions of the Plan shall remain in full force and effect, unamended.

                                  APPENDIX D-1

     FORM OF AMENDMENT FOR PROPOSAL 4(i) -- ONE-FOR-SIX REVERSE STOCK SPLIT

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               NEOFORMA.COM, INC.
                            (A DELAWARE CORPORATION)

     NEOFORMA.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          FIRST: The name of the Corporation is Neoforma.com, Inc. The original Certificate of Incorporation of the Corporation was filed on August 18, 1998. A Fourth Amended and Restated Certificate of Incorporation was filed on March 21, 2001. The name under which the Corporation was originally incorporated was "Neoforma, Inc."

          SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

          THIRD: Pursuant to Section 242 of the DGCL, the text of the Fourth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

                "Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every six (6) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this      day of
          , 200  , and the foregoing facts stated herein are true and correct.

                                          NEOFORMA.COM, INC.

                                          By:
                                            ------------------------------------
                                            Name: Andrew Guggenhime
                                            Title:  Chief Financial Officer

                                      D-1-1

                                  APPENDIX D-2

   FORM OF AMENDMENT FOR PROPOSAL 4(II) -- ONE-FOR-EIGHT REVERSE STOCK SPLIT

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               NEOFORMA.COM, INC.
                            (A DELAWARE CORPORATION)

     NEOFORMA.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          FIRST: The name of the Corporation is Neoforma.com, Inc. The original Certificate of Incorporation of the Corporation was filed on August 18, 1998. A Fourth Amended and Restated Certificate of Incorporation was filed on March 21, 2001. The name under which the Corporation was originally incorporated was "Neoforma, Inc."

          SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

          THIRD: Pursuant to Section 242 of the DGCL, the text of the Fourth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

                "Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every eight (8) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this      day of
          , 200  , and the foregoing facts stated herein are true and correct.

                                          NEOFORMA.COM, INC.

                                          By:
                                            ------------------------------------
                                          Name: Andrew Guggenhime
                                          Title:  Chief Financial Officer

                                      D-2-1

                                  APPENDIX D-3

    FORM OF AMENDMENT FOR PROPOSAL 4(iii) -- ONE-FOR-TEN REVERSE STOCK SPLIT

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               NEOFORMA.COM, INC.
                            (A DELAWARE CORPORATION)

     NEOFORMA.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          FIRST: The name of the Corporation is Neoforma.com, Inc. The original Certificate of Incorporation of the Corporation was filed on August 18, 1998. A Fourth Amended and Restated Certificate of Incorporation was filed on March 21, 2001. The name under which the Corporation was originally incorporated was "Neoforma, Inc."

          SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

          THIRD: Pursuant to Section 242 of the DGCL, the text of the Fourth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

                "Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every ten (10) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this      day of
          , 200 , and the foregoing facts stated herein are true and correct.

                                          NEOFORMA.COM, INC.

                                          By:
                                            ------------------------------------
                                            Name: Andrew Guggenhime
                                            Title: Chief Financial Officer

                                      D-3-1

                               NEOFORMA.COM, INC.
                                3061 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Robert J. Zollars and Andrew L. Guggenhime as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value, of Neoforma.com, Inc. held of record by the undersigned on July 6, 2001, at the 2001 annual meeting of stockholders to be held on August 13, 2001, and at any continuations or adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE BOARD OF DIRECTOR NOMINEES AND FOR PROPOSALS NO. 2, EACH OPTION UNDER NO. 3 AND NO. 4, AND NO. 5 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

            CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.

                                                                  SEE REVERSE
                                                                     SIDE

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               NEOFORMA.COM, INC.

                                 AUGUST 13, 2001


                Please Detach and Mail in the Envelope Provided

          PLEASE MARK YOUR
A  [X]    VOTES AS IN THIS
          EXAMPLE.


                        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE BOARD OF DIRECTOR NOMINEES AND FOR PROPOSALS NO. 2, EACH OPTION UNDER NO. 3 AND NO. 4, AND NO. 5.

              FOR all nominees             WITHHOLD
              listed to the right        AUTHORITY to
               except as marked      vote for all nominees

1.  Election        [ ]                        [ ]         NOMINEES:
    of Class II                                            Andrew J. Filipowski
    directors.                                             Jeffrey H. Hillebrand
                                                           Robert J. Baker

To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting of stockholders or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.


                                                      FOR     AGAINST    ABSTAIN

2.  Proposal to change the name of the corporation    [ ]       [ ]        [ ]
    from Neoforma.com, Inc. to Neoforma, Inc.

3.  Proposal to
    (please vote on all three proposals):

    (a) change the definition of Outside Directors    [ ]       [ ]        [ ]
        to include all directors who are not
        employees of Neoforma

    (b) increase the grant of stock options to        [ ]       [ ]        [ ]
        Outside Directors by 75,000 shares

    (c) grant options to purchase 100,000 shares of   [ ]       [ ]        [ ]
        common stock to Outside Directors that are also committee members

4.  Proposal to amend our certificate of
    incorporation to grant our board discretion to (please vote on all three proposals):

    (a) effect a reverse stock split of our common    [ ]       [ ]        [ ]
        stock at an exchange ratio of 1-for-6

    (b) effect a reverse stock split of our common    [ ]       [ ]        [ ]
        stock at an exchange ratio of 1-for-8

    (c) effect a reverse stock split of our common    [ ]       [ ]        [ ]
        stock at an exchange ratio of 1-for-10

5.  Proposal to ratify the selection of Arthur        [ ]       [ ]        [ ]
    Andersen LLP as independent public accountants of Neoforma for the year ending December 31, 2001.


Signature_______________________________________Date:_____________________, 2001

NOTE: This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.